SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                        X
                                            -------
Filed by a Party other than the Registrant  -------

Check the appropriate box:
----- Preliminary Proxy Statement
----- Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2)0 X
--X-- Definitive Proxy Statement
----- Definitive Additional Materials
----- Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         METROLOGIC INSTRUMENTS, INC.

                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  X
----- No fee required
----- Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per *unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

____Fee paid previously with preliminary materials.
____Check if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount previously paid:_________________________________________
2) Form, Schedule or Registration Statement No.____________________
3) Filing party:___________________________________________________
4) Date filed:_____________________________________________________

                         METROLOGIC INSTRUMENTS, INC.
                                 90 COLES ROAD
                          BLACKWOOD, NEW JERSEY 08012



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON THURSDAY, SEPTEMBER 19, 2002



         The 2002 Annual Meeting of Shareholders (the "Annual Meeting") of Metrologic Instruments, Inc., a New Jersey corporation (the "Company"), will be held on Thursday, September 19, 2002, at 3:30 p.m., Eastern Daylight Time, at the Company's corporate offices, located at 90 Coles Road, Blackwood, New Jersey 08012, for the following purposes:

         1. To elect three Class III directors to hold office until the Annual Meeting of Shareholders in 2005;

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

                  The Board of Directors has fixed the close of business on July 19, 2002 as the record date for the Annual Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

         Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy in the envelope enclosed for your convenience.


                                     By Order of the Board of Directors,


                                     /s/Janet H. Knowles
                                     Janet H. Knowles
                                     Secretary

August 30, 2002

                                PROXY STATEMENT


METROLOGIC INSTRUMENTS, INC.                                 August 30, 2002
90 Coles Road
Blackwood, New Jersey 08012

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Metrologic Instruments, Inc. (the "Company") of proxies for the 2002 Annual Meeting of Shareholders (the "Annual Meeting") to be held on September 19, 2002, and any adjournments or postponements thereof. Copies of this Proxy Statement and the accompanying proxy are first being sent to shareholders on or about August 30, 2002.

         The entire cost of this proxy solicitation will be borne by the Company. Solicitation may be by mail, telegram or in person. Some of the officers and other employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage firms, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and will reimburse them for expenses incurred by them in connection therewith.

         The holders of record of Common Stock of the Company, par value $.01 per share (the "Common Stock"), at the close of business on July 19, 2002 (the "Record Date") will be entitled to vote on all matters to be voted upon at the Annual Meeting and any adjournments or postponements thereof.

         The Company had 5,465,605 shares of Common Stock issued and outstanding on the Record Date. Each share of Common Stock is entitled to one vote per share. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast at least a majority of the votes at the Annual Meeting will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted in determining the presence of a quorum, but will not be voted.

         Subject to the conditions set forth in the Notice of Annual
Meeting accompanying this Proxy Statement, the shares represented by each executed proxy will be voted in accordance with the instructions given. If no instruction is made on an executed proxy, the proxy will be voted FOR the election of the nominees named thereon to the Board of Directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2002 fiscal year. The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

         Any shareholder giving a proxy has the power to revoke the proxy by filing a written notice of revocation with the Secretary of the Annual Meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot.

         With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

         With regard to the ratification of the appointment of the Company's independent auditors for the 2002 fiscal year, shareholders may cast their votes in favor or against, or may abstain. Abstentions will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of the vote. Shareholders entitled to vote may do so in person or by proxy. The Company may require that any votes cast in person be cast by written ballot.

                             ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes. Directors in each class are elected to serve for a term of three years. The terms are staggered so that only approximately one-third of the Board of Directors will stand for election each year. At the Annual Meeting, three persons will be elected to the Board of Directors to serve until the 2005 Annual Meeting of Shareholders or until his or her successor is elected and qualified.

         The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event that the nominees are unable to serve, the persons named in the proxy will vote for such substitute nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominees named herein will be unable to serve.

Nominees for Terms Expiring in 2005

Janet H. Knowles     Mrs. Knowles, 60, was a director of the Company from 1972
                     to 1984 and has served as a director since 1986. Mrs.
                     Knowles served as Vice President, Administration from 1976 to 1983 and has served in that capacity and as Secretary since 1984 and as Treasurer since 1994. Mrs. Knowles is responsible for the Company's administrative matters. Mrs.
                     Knowles is married to C. Harry Knowles, the Chief
                     Executive Officer and Chairman of the Board of Directors of the Company.

Thomas E. Mills IV   Mr. Mills, 42, became a director of the Company in March
                     1999, became President of the Company in February 2000, and has served as the Company's Chief Operating Officer since April 1998, and as Chief Financial Officer from May
                     1994 until July 1, 2002. From April 1998 to February 2000,
                     Mr. Mills served as the Company's Executive Vice President and from June 1995 to April 1998 as the Company's Vice
                     President, Finance. Mr. Mills was employed by Ferranti
                     International, Inc. from 1986 to April 1994 in various positions, most recently as Senior Vice President, U.S.
                     Operations.

Hsu Jau Nan          Mr. Hsu, 58, became a director of the Company in September
                     1999. Mr. Hsu is a major owner and managing director of several companies in Taiwan, Singapore, and China which, in the aggregate, employ over 5,000 people. From 1973 to 1983, Mr. Hsu was an Engineering Manager for General
                     Electric's television operations. Mr. Hsu has an Electrical Engineering degree from National Taipei
                     University of Technology.

                  The foregoing director nominees will be elected by a plurality of votes cast. The Board of Directors recommends a vote "FOR" the election of Ms. Knowles, Mr. Mills and Mr. Hsu.

Board of Directors

                  The following persons represent the remaining members of the Board of Directors with terms expiring after 2002:

Richard C. Close     Mr. Close, 60, became a director of the Company in
                     September 1999. He is a private investor and also provides consulting and transition management for companies in the midst of merger and acquisition activities. From January 1997 until August 2000, Mr. Close served as President and General Manager of Polaroid
                     Graphics Imaging LLC. Polaroid Graphics Imaging LLC was formerly a division of Polaroid Corporation, and is now a privately-held independent company. Mr. Close served as President and Chief Executive Officer of Computer Identics
                     Corporation from 1993 until 1997. Mr. Close has a Bachelor of Science in Electrical Engineering from Vanderbilt
                     University. Mr. Close's current term as a director expires in 2004.

C. Harry Knowles     Mr. Knowles, 73, is the founder of the Company and has
                     been Chairman of the Board of Directors since the
                     Company's inception. Mr. Knowles has served as Chief
                     Executive Officer since 1985.  Mr. Knowles served as
                     President of the Company from its inception through 1982
                     and from 1985 until February 2000.   In addition, Mr.
                     Knowles served as Chief Technical Officer with responsibility for all of the Company's research and development activities from 1982 to 1985. Prior to founding the Company, Mr. Knowles was the general manager of Westinghouse Electric Corporation's integrated circuits division in Elkridge, Maryland. Mr. Knowles is married to Janet H. Knowles, the Vice President, Administration,
                     Secretary, Treasurer and a director of the Company.  Mr.
                     Knowles' current term as a director expires in 2003.

John H. Mathias      Mr. Mathias, 56, became a director of the Company in
                     September 1999. Since 1981 Mr. Mathias has been Chairman and Chief Executive Officer of The JPM Company, a publicly traded company that manufactures wire and cable assemblies at various locations throughout the world. The JPM Company filed a Chapter 11 petition in the United States Bankruptcy
                     Court for the District of Delaware on March 1, 2002.
                     Mr. Mathias has a Bachelor of Science in Business
                     Administration and a Masters in Mathematics, both from Bucknell University. Mr. Mathias' current term as a director expires in 2004.

Stanton L. Meltzer   Mr. Meltzer, 63, has been a director of the Company since
                     1987. Mr. Meltzer, a graduate of Wharton School of the University of Pennsylvania, is a certified public accountant and since 1964 has been a principal in the firm of Gold, Meltzer, Plasky & Wise, a professional corporation of certified public accountants, located in Moorestown, New Jersey. He has chaired conferences, lectured and taught courses to accountants throughout the United States for the American Institute of Certified
                     Public Accountants and other professional organizations.
                     Mr. Meltzer's current term as a director expires in 2003.

William Rulon-Miller Mr. Rulon-Miller, 54, became a director of the Company in
                     December 1997. Mr. Rulon-Miller joined Janney Montgomery Scott Inc. in 1979 and currently serves as Senior Vice President and Director of Investment Banking. He is a partner of Five Penn Center Partners and a director of The Penn Janney Fund, Inc., which are private venture capital organizations. Mr. Rulon-Miller graduated from Princeton University and received an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Rulon-Miller's current term as a director expires in 2004.

Meetings and Committees of the Board of Directors

         The Board of Directors has an Audit Committee, a Compensation Committee and an Incentive Committee. These committees were formed in September 1994 in connection with the Company's initial public offering. The Company does not have a Nominating Committee. The Board of Directors held three meetings in 2001. All directors attended at least 75% of the meetings of the board and meetings of all committees of which the director was a member, except for Hsu Jau Nan who attended none of the board meetings and Janet H. Knowles who attended only one board meeting.

         The Audit Committee currently consists of three members of the Board:
John H. Mathias, Stanton L. Meltzer, and William Rulon-Miller, all of whom are independent from the Company and its management as independence is defined in NASD's independent director and audit committee listing standards. In accordance with its charter, a copy of which was attached as Appendix A to the Company's 2001 Proxy Statement, the Audit Committee (i) recommends to the Board of Directors the independent accountants to be appointed for the Company, (ii) meets with the independent accountants and corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial accounting and operating controls and the scope of the audits of the independent accountants, including in the case of the independent accounts, the fees for such services and (iii) review and reports on the results of such audits to the Board. The Audit Committee held six meetings during 2001.

         The Compensation Committee currently consists of three members of the
Board: Richard C. Close, Stanton L. Meltzer and William Rulon-Miller. The Compensation Committee periodically reviews and evaluates the compensation of the Company's officers and establishes guidelines for compensation for the Company's personnel. The Compensation Committee held two meetings during 2001.

         The Incentive Committee currently consists of four members of the
Board: C. Harry Knowles, Janet H. Knowles, Thomas E. Mills IV, and Hsu Jau Nan. The Incentive Committee administers the Company's Incentive Plan and the Employee Stock Purchase Plan. The Incentive Committee did not meet during 2001.

Compensation Committee Interlocks and Insider Participation

         Stanton L. Meltzer, a member of the Compensation Committee, is a principal of an accounting firm which, in fiscal 2001, charged fees of approximately $73,438 for tax consulting services performed for the Company.

         William Rulon-Miller, a member of the Compensation Committee, serves as Senior Vice President and Co-Director of Investment Banking at Janney Montgomery Scott, which, in January 2001, charged fees of approximately $199,627 for investment banking services in connection with the acquisition of Adaptive Optics Associates, Inc.

Compensation of Directors

         Directors who are not employees of the Company receive an annual retainer of $10,000 plus expenses, and fees of $1,000 for each Board of Directors' meeting attended and $500 for each committee meeting attended. In addition, directors are eligible to receive options to purchase the Company's Common Stock, at the discretion of the Incentive Committee, under the Company's Incentive Plan.


                    RATIFICATION OF APPOINTMENT OF AUDITORS

         Ernst & Young LLP have been selected by the Company to continue as its independent auditors for the fiscal year ending December 31, 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following are fees billed to the Company by Ernst & Young LLP during 2001:

         Audit Fees. Audit fees billed to the Company by Ernst & Young LLP for the audit of the Company's 2001 annual financial statements and the review of those financial statements included in the Company's quarterly reports on Form 10-Q totaled $249,000.

         Financial Information Systems Design and Implementation Fees. The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during 2001.

         All Other Fees. Fees billed to the Company by Ernst & Young LLP during 2001 for all other services rendered to the Company totaled $269,670 including $213,150 for audit related services.

         Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2002 fiscal year.

                       SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 1, 2002 by: (i) each person known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors;
(iii) each nominee for election as a director; (iv) each executive officer of the Company named in the Summary Compensation Table above; and (v) all executive officers and directors of the Company as a group.


Name of Beneficial Owner   Shares Beneficially Owned(1)    Percent of Class(1)
------------------------   ---------------------------     -------------------
C. Harry Knowles                    3,323,000                     60.8%
Janet H. Knowles                    3,323,000(2)                  60.8%
Richard C. Close                       12,000(3)                    *
John H. Mathias                         6,500(4)                    *
Stanton L. Meltzer                     24,833(5)                    *
Thomas E. Mills IV                     67,755(6)(7)                1.2%
Hsu Jau Nan                             8,000(8)                    *
William Rulon-Miller                   14,200(9)                    *
Dale M. Fischer                        60,589(10)(11)              1.1%
Benny A. Noens                         35,336(12)                   *
Kevin Woznicki                          1,000                       *
All executive officers
 and directors as a
 group (16 persons)                 3,624,982                     63.4%
-----------------
*Less than 1%.

(1) Based on 5,465,605 shares outstanding as of July 12, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities.
(2) Janet H. Knowles, Vice President, Administration, Secretary and Treasurer is the wife of C. Harry Knowles and, therefore, may be deemed to have shared voting and investment power with respect to the 3,323,000 shares owned by Mr. Knowles.
(3) Includes currently exercisable options to purchase 12,000 shares of Common Stock.
(4) Includes currently exercisable options to purchase 6,000 shares of Common Stock.
(5) Includes currently exercisable options to purchase 1,500 shares of Common Stock.
(6)      Includes an aggregate of 300 shares held by Mr. Mills' children.
(7) Includes currently exercisable options to purchase 63,000 shares of Common Stock.
(8) Includes currently exercisable options to purchase 8,000 shares of Common Stock.
(9) Includes currently exercisable options to purchase 11,500 shares of Common Stock.
(10) Includes currently exercisable options to purchase 49,400 shares of Common Stock.
(11) Includes 1,000 shares held in a trust of which Mr. Fischer is a trustee and a beneficiary.
(12) Includes currently exercisable options to purchase 32,800 shares of Common Stock.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table summarizes the compensation earned for services rendered during each of the last three fiscal years with respect to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                             Annual Compensation
                     -------------------------------------       Long-Term
                                                            Compensation Awards
                                                            -------------------
                                                                          All
                                                                         Other
                                                  Other     Securities  Compen-
Principal            Fiscal                       Annual    Underlying   sation
Position              Year Salary($)  Bonus($) Compensation Options(#)   ($)(1)
--------              ---- ---------  -------- ------------ ----------  -------

C. Harry Knowles      2001 $350,000       -        -             -       $6,300
Chairman of the       2000  275,000(2)$250,000     -             -        1,847
Board and Chief       1999  200,000    200,000     -             -        3,743
Executive Officer

Thomas E. Mills IV    2001  250,000       -        -             -        6,300
President and         2000  215,000(3) 250,000     -            8,000     1,847
Chief Operating       1999  180,000    230,000     -           20,000     3,743
Officer

Dale M. Fischer       2001  157,400    122,420     -             -        6,300
Vice President,       2000  155,000    148,362     -            8,000     1,847
International Sales   1999  150,000    200,954     -           14,000     3,743

Benny A. Noens        2001  162,500    326,140   $8,478(4)       -        6,300
Vice President,       2000  155,000    161,435    7,034(4)       -        1,847
European  Sales and   1999  150,000    297,545    8,963(4)      8,000     3,743
Managing Director,
Metrologic Instruments
GmbH

Kevin P. Woznicki(5)  2001  162,220    210,130     -             -        6,300
Vice President,       2000  155,000    382,794     -            8,000     1,847
Sales, The Americas   1999  150,000    450,788     -           10,000     3,743


(1) Represents the Company's contributions to the Company's profit sharing plan, including employer 401(k) matching contributions, on behalf of each executive officer.

(2) Represents base salary of $200,000 through June 2000 and $350,000 thereafter.

(3) Represents base salary of $180,000 through June 2000 and $250,000 thereafter.

(4) Mr. Noens' other annual compensation includes certain foreign housing costs incurred by the Company on behalf of Mr. Noens.

(5)      In March 2002, Mr. Woznicki resigned his position with the Company.


STOCK OPTION GRANTS

         There were no options granted pursuant to the Company's Incentive Plan to any named officers during the fiscal year ended December 31, 2001

FISCAL YEAR - END OPTION INFORMATION

         The following table sets forth information with respect to the number of shares covered by exercisable and unexercisable options held by the executive officers of the Company named in the Summary Compensation Table on December 31, 2001 and the value of such unexercised options on December 31, 2001. No stock options were exercised by any of such executive officers during 2001.

                   VALUE OF OPTIONS HELD AT DECEMBER 31, 2001

                       Number of Securities         Value of Unexercised
                      Underlying Unexercised             In-the-Money
                        Options at 12/31/01        Options at 12/31/01($)(1)
                    ---------------------------   ----------------------------
Name                Exercisable   Unexercisable   Exercisable    Unexercisable
----                -----------   -------------   -----------    -------------
C. Harry Knowles         -             -               -               -
Thomas E. Mills IV     65,000         8,000            0               0
Dale M. Fischer        51,400         5,600            0               0
Benny A. Noens         34,800         3,200            0               0
Kevin P. Woznicki      46,000         4,000            0               0

(1) Options are in-the-money if the market value of the shares covered thereby is greater than the options' exercise price. Calculated based on the fair market value at December 31, 2001 of $7.15 per share, less the exercise price.


EMPLOYMENT CONTRACTS

         On January 8, 2001, the Company entered into employment contracts with each of C. Harry Knowles, Chairman of the Board of Directors and Chief Executive Officer of the Company and Thomas E. Mills IV, President and Chief Operating Officer of the Company. The terms and conditions of these contracts provide that Messrs. Knowles and Mills are to receive an annual base salary of $350,000 and $250,000, respectively, for the year ending December 31, 2001. The initial term of the each of Messrs. Knowles and Mills contracts expires on December 31, 2002 and provide for one-year renewal periods thereafter. The employment contracts provide for a severance payment of an amount equal to 12 months of the executive's base salary in the event the executive terminates his employment for "Good Reason" (diminution in the executive's responsibilities by the Company or failure of the Company to pay the executive his compensation) or if the Company terminates the executive without cause. Additionally, in the event of a change-in-control of the Company, and the subsequent termination or diminution in the executive's responsibilities, each of Messers. Knowles and Mills will be entitled to a payment of an amount equal to two times the executive's base salary annualized over the two-year period leading up to termination. Under the terms of the employment contracts a "change-in-control" occurs if:

             o Any person, entity, or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of the Company's common stock;

             o There is a change in a majority of the Board of Directors other than by election or nomination by a vote of the majority of directors comprising the Incumbent Board;

             o Upon consummation of, or approval by the Company's shareholders of, a reorganization, merger, consolidation or sale that results in the Company's shareholders owning less than 50% of the combined voting power of the surviving corporation following the transaction; or

             o Upon consummation of, or approval by the Company's shareholders of a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

      Effective May 13, 2002, the Company also entered into an employment contract with Janet H. Knowles, Vice President, Secretary and member of the Board of Directors of the Company. The terms and conditions of this contract provide that Mrs. Knowles is to receive an annual base salary of $140,000 for the year ending December 31, 2002. The initial term of Mrs. Knowles' contract expires on December 31, 2002 and provides for one-year renewal periods thereafter. All other material terms and conditions are identical to Mr. Knowles' and Mr. Mills' contracts.

       REPORTS OF THE COMPENSATION COMMITTEE AND THE INCENTIVE COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

Compensation Policies

         The Company operates in a competitive and high technology business environment. The goals of the Company's executive compensation program are to:

o motivate executives to achieve the Company's business and technical objectives in this environment;

o        reward them for their achievement;

o        foster teamwork; and

o attract and retain executive officers who contribute to the overall success of the Company.

         In establishing executive compensation levels, the Compensation Committee is guided by a number of considerations. The Compensation Committee evaluates each officer's individual performance using certain criteria, including an evaluation of each officer's attainment of predetermined sales targets or other goals, initiative, contribution to overall corporate performance and managerial ability. No specific numerical weight is given to any of the above-noted performance criteria. In making its evaluations, the Compensation Committee consults on an informal basis with other members of the Board of Directors and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer.

         Another consideration which affects the Compensation Committee's decisions regarding executive compensation is the high demand for well-qualified personnel in the high technology industry. Given such demand, the Compensation Committee strives to maintain compensation levels which are competitive with the compensation of other executives at similarly situated companies in the industry. To that end, the Compensation Committee seeks to provide compensation comparable to that offered by other leading high technology companies.

         A third factor which affects compensation levels is the Compensation Committee's belief that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

Compensation Components

         The Company's executive compensation packages generally include three components: base salary; a discretionary annual cash bonus; and stock options. The Compensation Committee generally reviews and establishes the base salary and bonus of each executive officer at of the end of each year.

         Base Salary

         The Compensation Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at various other high technology companies of comparable size.

         Discretionary Cash Bonus

         The Compensation Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers responsible for sales activities were based on the amount by which the prior year's sales for such executive officer's area of responsibility exceeded pre-determined sales targets for such area, and for other executive officers, including the Chief Executive Officer and Chief Operating Officer, the cash bonus amount was based on the Compensation Committee's judgment as to such executive officer's individual performance and contribution to the Company's strategic objectives.

         Stock Options

         Grants of stock options under the Company's stock option plans are designed to promote the identity of the long-term interests between the Company's executives and its shareholders and to assist in the retention of executives.

         When granting stock options, the Incentive Committee considers the relative performance and contributions of each officer compared to that of other officers within the Company with similar levels of responsibility. The Incentive Committee may review the prior level of grants and awards to the executive officers and to other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers during any given year. Stock options are granted at the market price on the date of grant and are subject to certain conditions.

         Section 162(m) of the Code limits the deductibility of annual compensation over $1 million to the Chief Executive Officer and the other Named Executive Officers unless certain conditions are met. The Company's Chief Executive Officer and the other Named Executive Officers have not received annual compensation over $1 million, and the Company has not yet determined what measures, if any, it should take to comply with Section 162(m).

Chief Executive Officer Compensation

         In June 2001, the Compensation Committee met to approve the compensation and objectives of the Chief Executive Officer for the 2001 fiscal year. Because of the Company's failure to achieve its financial goals, including bookings, revenue and earnings per share, Mr. Knowles did not receive a bonus for the 2001 fiscal year.

         This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.





                      Respectfully submitted,


                      Compensation Committee:            Incentive Committee:

                      Richard C. Close                   C. Harry Knowles
                      Stanton L. Meltzer                 Janet H. Knowles
                      William Rulon-Miller               Thomas E. Mills IV
                                                         Hsu Jau Nan

                         REPORT OF THE AUDIT COMMITTEE


         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2001 with management including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Audit Committee discussed with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and received by the Audit Committee from the Company's independent auditors. The Audit Committee also has considered whether the independent auditors' provision of services other than audit related services to the Company is compatible with the auditors' independence.

         Based on reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee's recommendation was considered and approved by the Board of Directors.

         The Audit Committee has considered whether Ernst & Young LLP's provision of services other than professional services rendered for the audit and review of the Company's annual financial statements is compatible with maintaining Ernst & Young LLP's independence, and has determined that it is so compatible.



                                                 Audit Committee

                                                 John H. Mathias
                                                 Stanton L. Meltzer
                                                 William Rulon-Miller

                            STOCK PERFORMANCE GRAPH


         The graph set forth below compares the cumulative total return on the Company's common stock for the last five years with the cumulative total return on the S&P Composite 500 Stock Index and the Media General Industry Group 815-Computer Peripherals ("MG Index"), over the same period.


                                1996    1997    1998     1999    2000     2001
                                ----    ----    ----     ----    ----     ----

 METROLOGIC INSTRUMENTS, INC.  100.00   77.69   72.31    83.08   36.92    44.00

 PEER GROUP INDEX              100.00  126.32  232.62   363.81   293.31  222.13

 S&P 500 INDEX                 100.00  133.36  171.47   207.56   188.66  166.24

 MG GROUP INDEX                100.00  118.47  147.92   295.42   235.79  204.80

                              CERTAIN TRANSACTIONS

         Since 1990, the Company's executive offices and manufacturing facilities have been located in Blackwood, New Jersey in a building leased by the Company from C. Harry Knowles, Chairman of the Board and Chief Executive Officer of the Company, and Janet H. Knowles, Vice President, Administration, Secretary, Treasurer and a director of the Company. During 2001, the Company paid Mr. and Mrs. Knowles an aggregate of approximately $869,201 under the lease agreement for rent payments. Under the terms of an Amended and Restated Credit Agreement (the "Amended Credit Agreement") entered into between the Company and its banks on July 9, 2002, no rental payments can be paid to Mr. and Mrs. Knowles during the term of the Amended Credit Agreement.


Loans Made in Connection with the Company's Credit Facility

          In connection with the Amended Credit Agreement, certain directors and executive officers have made loans to the Company, which amounts will be held as cash collateral under the terms of the Amended Credit Agreement. Specifically, C. Harry Knowles and Janet H. Knowles, Dale M. Fischer and Hsu Jau Nan have loaned the Company $400,000, $125,000 and $475,000, respectively. The loans bear interest at a rate of nine percent (9%) per annum and will be repaid in full upon the earliest of: (a) the Company's repayment in full of its obligations under the Amended Credit Agreement or (b) the release of the security interest held by the Company's primary bank in such cash being loaned by the above mentioned directors and executive officers.

         Janet H. Knowles, a director and officer of the Company, borrowed $75,000 from the Company under a promissory note to be repaid on or about August 31, 2002 or the termination of the Amended Credit Agreement, whichever is later. The Company made the loan to Mrs. Knowles as a result of her pledge of cash collateral to the banks in her capacity as guarantor for Company borrowings under its Credit Facility.

         The accounting firm in which Stanton L. Meltzer, a director and shareholder of the Company, is a principal, charged fees of approximately $73,438 during 2001 for tax consulting services performed for the Company.

         The investment banking company of Janney Montgomery Scott in which William Rulon-Miller serves as Senior Vice President and Co-Director of Investment Banking charged fees of $199,627 in connection with the acquisition of Adaptive Optics Associates, Inc.

         In connection with a distribution in the amount of $1,561,000 paid to the Company's shareholders of record in September 1994, on account of previously undistributed S Corporation earnings accumulated through December 31, 1993, which were taxed at the shareholder level, $780,500 is being paid pursuant to seven-year notes of the Company, bearing interest at an annual rate equal to PNC Bank, National Association's prime rate plus 0.5%. Payments made to Mr. Knowles in 2001 amounted to approximately $113,383 including approximately $8,796 in interest. The amounts paid in 2001 represent the final payment of the seven-year note.


                                 OTHER MATTERS

         Management does not know of any matters other than those referred to in this Proxy Statement that may come before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% owners") to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. All officers, directors and 10% owners timely filed reports for transactions required by Section 16(a) of the Securities Exchange Act of 1934.

                             SHAREHOLDER PROPOSALS

         The Company's Amended and Restated Certificate of Incorporation sets forth procedures for shareholders to nominate directors for election. In order for shareholders to nominate directors for election, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company and (iii) the proposed nominees and their ownership of shares in the Company. In order for the notice to be timely, it must be submitted to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

         In addition, in order to bring business before a shareholders' annual meeting, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company, (iii) the reason for the proposal and (iv) their financial interest in the Company. If a shareholder wishes to present a proposal at the 2003 Annual Meeting of Shareholders, the proposal must comply with the Company's Amended and Restated Certificate of Incorporation and must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. In addition, any shareholder proposal intended for inclusion in the proxy material for the 2003 Annual Meeting of Shareholders must also be received in writing by the Company within a reasonable amount of time. The inclusion of any proposal in the proxy material will be subject to the applicable rules of the Commission. If any shareholder wishes to present a proposal to the 2003 Annual Meeting of Shareholders that is not included in the Company's proxy statement for that meeting and fails to submit that proposal to the Secretary of the Company within a reasonable amount of time, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement.

                                   FORM 10-K

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS AMENDED FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING FINANCIAL STATEMENTS, BUT EXCLUDING EXHIBITS. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 90 COLES ROAD, BLACKWOOD, NEW JERSEY 08012.


                                   By Order of the Board of Directors,



                                    /s/Janet H. Knowles
                                    Janet H. Knowles
                                    Secretary

                          METROLOGIC INSTRUMENTS, INC.

                                     PROXY

The undersigned hereby appoints C. Harry Knowles and Stanton Meltzer the proxies of the undersigned (each with power to act alone and with power of substitution and with discretionary authority to vote as designated on the reverse side) to represent and vote at the Annual Meeting of Shareholders of Metrologic Instruments, Inc. to be held at the Company's corporate headquarters located at 90 Coles Road, Blackwood, New Jersey 08012 on September 19, 2002 at 3:30 P.M., or at any adjournments or postponements thereof, the shares of stock of the Company which the undersigned would be entitled to vote if then personally present, as indicated herein, and in their discretion upon such other business as may come before the Annual Meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith.

This proxy is solicited by the Board of Directors. The Board recommends a vote FOR the directors nominated and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for fiscal 2002.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE OR, IF NO SPECIFICATIONS ARE MADE, THEY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINATED AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2002.

                (PLEASE FILL IN, SIGN AND DATE ON REVERSE SIDE)

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


X Please mark your votes as in this example.


1. Election of Janet H. Knowles                FOR     WITHHELD
   as director with term expiring in 2005.   _____      _____

   Election of Thomas E. Mills IV              FOR     WITHHELD
   as director with term expiring in 2005.   _____      _____

   Election of Hsu Jau Nan                     FOR     WITHHELD
   as director with term expiring in 2005.   _____      _____

2. Ratification of Ernst & Young LLP          FOR      AGAINST    ABSTAIN
   as independent auditors.                  _____      _____      _____




SIGNATURE(S)_____________________________________  DATE__________________, 2002
SIGNATURE(S)_____________________________________  DATE__________________, 2002
NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as a corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.